PE(Product/Service)
Sterling Capital Funding TM
A Division of Sterling Factors Corporation
500 Seventh Avenue
New York, New York 10018 Financing Agreement

August 27, 2010
Capstone Industries, Inc.
350 Jim Moran Boulevard —Suite 120, Deerfield Beach, Florida 33442
Gentlemen:
We are pleased to confirm the terms on which we are to act as your receivable manager/ financier for your sales and/or rendition of services and which are to be invoiced in your name and assigned to us.

1.
During the term of this agreement you hereby sell and assign to us as absolute owner thereof each and every accounts receivable, contract rights and all other proceeds resulting from or which may result from the sale of all  merchandise owned by you or the sale of which you may control or the rendition of services by you, net of any returns, claims, allowances, and discounts granted to cust01ners on the shortest selling terms indicated on each invoice, Such discounts, credits 01' allowances may be claimed only by the customer.

2.
Accounts receivable resulting from such shipments and/or services are referred to in this Agreement as Accounts. We will purchase Accounts in accordance with the terms of this Agreement and remit to you as herein provided,

3.
All Accounts and other evidences of indebtedness and  the proceeds thereof (including but without limitation, notes, trade acceptances, etc.) resulting from your shipments or rendition of services made during the duration of this Agreement, and all contract rights relating thereto and all of your rights as vendor as well as all of your rights and remedies as an unpaid seller (including without limitation, the right of replevin, stoppage in transit and reclamation under Section 2002 of the Uniform C01nmercial Code or otherwise) and any merchandise reclaimed or returned or any merchandise represented by invoices assigned to us regardless of whether or not it has been shipped, shall be and hereby are assigned to us as absolute owner thereof, and we shall have the right to bring suit to enforce our rights with respect to the same in your name or ours.

As security for any and all Obligations (as hereinafter defined), we shall be entitled to hold and you hereby grant to us a continuing general lien upon, security interest in and to, and right of set-off on or against any of the following, whether now or hereafter existing or acquired, and wherever located (collectively the "Collateral"): all accounts including those at client risk, all reserves, instruments, documents, notes, bills, and chattel paper, letter of credit rights, commercial tort claims, proceeds of insurance, other forms of obligations owing to us, bank and other deposit accounts, whether or not reposed with your affiliates, general intangibles (including without all tax refunds, contract rights, trade names, trademarks, trade secrets, customer lists, software and all other licenses, rights, privileges and franchises), all balances, stuns and other property at any time to your credit or in out possession or in the possession of any of our Affiliates, together with all merchandise, the sale of which resulted in (he creation of accounts receivable and in all such merchandise that may be returned by customers, and all books and records relating to any of the foregoing, including the cash and noncash proceeds of all of the foregoing.
"Obligations" shall mean and include all loans, advances, indebtedness, liabilities, debit balances, letters of credit, acceptances, airway and steamship guaranties, covenants, duties and obligations of whatever kind and nature at any time owing by you to us or' any of our' Affiliates, whether fixed or contingent, due or to become due, matured or unmatured, no matter how or when arising and whether under this Agreement or otherwise and including all obligations for purchases made by you from  any other concern factored or financed by us or any of our Affiliates. For the purpose hereof, "Affiliate" shall mean any person, firm or corporation directly or indirectly controlling, controlled by or in common control with us or any corporation the stock of which is owned or controlled directly or indirectly by Sterling Bancorp.
4.
Remittances received by you shall be held in trust for us segregated from your other assets and shall be turned over to us forthwith in the identical form in which received and you hereby grant to us full power and authority to execute and deliver to ourselves such evidences of title as we may deem desirable and to endorse your name upon all checks, notes and other instruments for the payment of money representing Accounts, contract rights or the proceeds thereof, such power being hereby declared to be coupled with an interest and irrevocable.

5.
By execution of this Agreement and also by each execution by you of a confirmatory assignment and listing of invoices representing Accounts, and contract rights to us, you represent and warrant that each such item is and shall be based on an actual bona fide sale and delivery of merchandise or rendition of service in the ordinary course of business, unencumbered title to which was in you at the time of sale or rendition of services, that the customer is and shall be unconditionally liable for the payment of the amounts stated in the invoice according to its terms, whether or not sold, without offset, defense or counterclaim; that none of your merchandise is or shall be subject to any pledge or security interest except as we may have approved in writing; that no such Accounts, and contract rights have been or will be assigned, sold, pledged, or hypothecated or otherwise  encumbered, except to us; that no other person has or shall have any claim thereto as proceeds of merchandise or otherwise; and that you are not in default to the United States or any state or local subdivision thereof in the payment or deposit of any taxes; that the original invoices bear notice of assignment to us, reading substantially as follows:

MAKE CHECKS PAYABLE ONLY TO STERLING RECEIVABLE MANAGEMENT, 500 Seventh Avenue, P,O, Box 742 Midtown Station, New York, New York 10018.
As used in this Agreement, the term "invoice" includes any and all lists or compilations of merchandise or descriptions of services rendered, and price information delivered or sent to customers in any form or format and by any means, including, without limitation, electronic data transfer.
You agree to execute and deliver to us such other and further instruments of assignment, financing statements and other instruments of further assurance as we may reasonably require, but even though you may fail to execute and deliver the same, this Agreement shall nevertheless operate as a complete assignment to us of all Accounts during the life of this Agreement, You will also furnish us a detailed listing of all invoices on assignment forms acceptable to us, and a copy of each original invoice. You represent and warrant to us that any electronic data transfer we receive from you or anyone acting on your behalf will correctly and completely represent the transactions and information set forth therein, You authorize us unilaterally to execute and file financing statements in accordance with this and any other agreement between you and us in any state permitting such filing.
You represent and warrant to us that you are solvent and will continue to remain so, that you are an entity organized under the laws of Florida, and that your records concerning Accounts, are and will be kept at the address shown at the head of this letter until you notify us otherwise in writing. You shall not change your state of organization without giving us at least 30 days prior written notice of such change.
If applicable, you represent and warrant to us that all inventory has been and will at all times hereafter be manufactured and produced in accordance with the Fair Labor Standards Act of 1938 and all rules, regulations, and orders promulgated there under.
6. We will, on your request and at our sole discretion, advance to you up to 85% of the net amount of undisputed Accounts after goods are shipped or services rendered, and the invoices and shipping documents are delivered to us, and after the merchandise or services have been finally accepted by the customer. The balance, as we may determine, is to be retained by us as a reserve. If in our judgment it should be necessary, we may retain an additional amount for customers' returns, allowances, deductions and/or disputes. We shall be entitled to hold all sums to your credit as security for outstanding claims and any and all obligations owing to us or our Affiliates by you, however arising. In our discreti011 we may at any time remit to you amounts standing to your credit, and subject to the provisions of this Agreement shall remit any amounts withheld after collection thereof by us. From time to time, at your request, we at our sole discretion.may make advances in excess of this contractual advance rate, which advances are deemed "Over advances." Any Over advances which we, in our sole discretion, make to you, shall bear interest at a rate equal to (2%) percent above the contractual rate of interest set forth in this Agreement, A calculation of the charges for such over advances will appear in your monthly statement.

You shall notify us. immediately in the event that any of your customers returns or desires. to return merchandise purchased from you or in any other way makes any alleged claim, defense or offset against merchandise, the services rendered, terms, prices, delivery, etc. even if you believe that the customer's allegations are without merit, The occurrence of any of the foregoing 01' any account that remains unpaid 90 days from invoice date, or of any dispute at any time or of any breach of warranty on your part in relation to such Accounts will render such Accounts and on any other Accounts owed by the Same customer as ineligible. The entire responsibility for collecting such Account or Accounts shall be assumed and borne by you and you shall account to us therefore. All disputes ate to be adjusted promptly by you at your expense and you are to advise us of adjustments. You shall indemnify and protect us against liability, loss or expense caused by or arising out of the rejection of goods or alleged claims, defenses or offsets of every kind and nature of customers, If you fail to do so we shall have the right at any time, if we so elect, to settle, compromise, adjust or litigate all such (disputes ox claims directly with your customer or any complainant on such terms and conditions as we deem advisable,
You shall hold returned merchandise subject to our order and at our request deliver possession of returned merchandise to us and pay to us any proceeds from the subsequent resale thereof, No return will be accepted by you and no discount, credit or allowance will be issued or granted by you to a customer without prior written notice to us, in each case.
8.  You agree to pay to us all unpaid Accounts on demand, but we shall have the right at any time to charge back to your account the face amount thereof if any amount has been credited to your account with respect thereto. The charge-back of such items shall not be deemed a reassignment thereof and title thereto shall remain in us, and our rights in the security represented thereby shall continue.
9. For our services hereunder, we shall charge a base management fee equal to .45 % of the gross invoice amount of each of your accounts receivable, which commission shall be due and payable by you and chargeable to your account with us; as at the day of the assignment to us, The minimum base management commission payable hereunder for each Contract Year (each twelve month period commencing from the date this Agreement is accepted by you) shall be $20,000, which to the extent of any deficiency shall be chargeable to your account with us at the end of such Contract Year. At our sole discretion, we may elect to charge the difference between the actual commission earned by us and the minimum commission to your account on a monthly basis and if so, the monthly minimum charge shall not be less than $1,667. Said base management fee shall be increased by .25% for each additional 30 days or portion thereof of extended terms, beyond 90 days maximum selling terms. The minimum base management fee on each invoice shall be $5.00.
10. If at any time you have obligations owing to us, such obligations shall be payable to us on demand and we shall not be required to have any recourse to any security or any other party liable thereon, and we may, in our discretion, charge your account with the amount thereof with the same force and effect as though it were a payment made to you hereunder. If we become liable to the United States on your account by virtue of the Internal Revenue Code (and or the Federal Tax Lien Act of 1966), we may charge the amount thereof to your account whether or not we have made payment, and you shall pay us the amount thereof on demand or present satisfactory proof that you have paid the amount involved to the United States.

l1.  We shall debit your account our charges set forth in Paragraph 9 and the interest as provided in this Paragraph 11 hereof and all other items properly chargeable   to you and any monies remitted or paid to you or otherwise advanced by us for your account. On or about the 15th day of each month we shall mail to you by ordinary mail an abstract of your account as of the last day of the preceding month. Such abstract shall be an account stated and shall be deemed correct unless written objection thereto is made within 30 days after our mailing thereof. Only that portion of the abstract specifically objected to by you in writing shall not be binding. Any charges pursuant to this Paragraph legally constituting interest shall not exceed the maximum contract rate permitted by law for an incorporated or for an unincorporated client, whichever is applicable. Interest as provided herein will be charged on the daily balances resulting from advances 01' other charges made pursuant hereto, less collections and other monies received hereunder, at the rate specified in this Paragraph. For purposes of calculating interest, collections shall be deemed credited to your account 10 banking days after receipt thereof by us.
All debits in your account shall bear interest daily at a rate equal to 1/4% above the Sterling National Bank Base Rate from time to time in effect (which shall not necessarily be the lowest rate charged to its customers) now or hereafter prevailing. Any change in the interest rate shall take effect on the first business day of the month following the month in which the Base Rate changes. In no event shall the interest rate charged be less than the Sterling Bank Base Rate in effect on the date of this agreement (5%).
12.
You will keep records of all transactions which may be pertinent to this Agreement and all such records shall be available to us. and our representatives for examination at any time. The expense of such examination shall be borne by you together with all reasonable out-of-pocket expenses and shall in no event be less than $800.00 per examination day. If at any time we shall be required to pay any State, City, Local or Federal sales, use, or excise tax on the purchase of any Accounts or contract rights hereunder, you will repay to us the amount of tax so paid.

13.
You agree to furnish us with balance sheets, statements of profit and loss, financial statements and such other information regarding your business affairs and financial conditions as we may from time to time require, and in any event, a statement of your financial position for each fiscal year prepared and reviewed by your regularly engaged certified public accountant.

14.
This Agreement expresses the entire understanding between the parties. Failure by us to insist upon strict performance shall not be deemed to be a waiver of our right to require strict performance, and any waiver by us must be in writing and shall then be for the particular instance only. A waiver by us of any right 01' remedy on any one occasion shall not be construed as a waiver of any such right or remedy which we would otherwise have on any future occasion, whether similar in kind or otherwise. The terms of this Agreement shall not be waived, modified or altered unless in writing by both parties hereto. Out' remedies hereunder shall be deemed to be cumulative and not exclusive. If any of the terms of this Agreement shall differ with the terms of any other agreement between you and us that which gives us greater rights shall prevail,

15.	All notices given under this Agreement shall be sent by certified mail to the business address of the party to whom notice shall be given,

16.
This Agreement together with all assignments of Accounts and Contract Rights hereunder shall be deemed made in New York and subject to the laws of the State of New York. At our option, should any controversy arise out of this Agreement 01' in relation to or in connection with it or any actual or alleged breach thereof, said controversy may be submitted to the Supreme Court of the State of New York, County of New York for determination pursuant to "New York Simplified Procedure for Court Determination of Disputes" as provided for by the New York Civil Practice Law and Rules. You agree that any claim or cause of action by you against us or any of our directors, officers or employees arising out of or relating in any way to this Agreement shall be barred unless asserted by you by the commencement of an action or proceeding by you within one year after the first act, occurrence omission upon which such claim or cause of action is based. YOU HEREBY AGREE TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK ON ALL DISPUTES OR CONTROVERSIES ARISING UNDER OR RELATING TO THIS AGREEMENT AND DESIGNATE THE SECRETARY OF STATE OF NEW YORK STATE AS YOUR AGENT FOR SERVICE OF PROCESS. YOU FURTHER AGREE TO WAIVE TRIAL BY JURY IN ANY SUIT OR PROCEEDING ARISING UNDER OR RELATING TO THIS AGREEMENT.

17.
This Agreement shall commence as of the day 8th day of  September 2010 and shall continue in effect until one year(s) from the date hereof, and from year to year thereafter, unless either party hereto gives the other patty not less than sixty (60) days written notice of termination prior to the anniversary of this Agreement in any year. If terminated prior to the initial or any renewal term hereof, or if there is a default by you under the terms of this Agreement as set forth below, then and in such event all sums due from you, including but not limited to, the minimum base management commission for any Contract year, shall be immediately due and payable as set forth hereinafter in this Paragraph 17. Notice of termination by you or by us, as the case may be, shall be effected by hand delivery, courier service or the mailing of a certified letter by the terminating party. Notwithstanding the foregoing, should any of the following "Events of Default" occur: failure by you to pay or perform under the terms or conditions of this Agreement; you submit any information relating to Accounts, your operations or financial condition that is false in any material respect, or you Omit to provide material information relating to Accounts, your operations or financial condition; you become insolvent or are unable to meet your debts as they mature, fail, suspend business as a going concern, make an assignment for the benefit of creditors, apply for an extension from your creditors, or a receiver or trustee is appointed for you or your properly or a petition in bankruptcy or for reorganization under the Bankruptcy Code filed by or against you, or should you seek relief under any federal or state insolvency statute, then, we shall have the right to terminate this Agreement forthwith without prior notice. Notwithstanding any termination hereof, this Agreement shall nevertheless be in full force and effect and binding upon you until you have fully paid and performed all of the Obligations.

18.
Upon the occurrence of any Event of Default, we shall have all of the rights and remedies of a secured party under the Uniform Commercial Code and other applicable law with respect to all Collateral, such rights and remedies provided for herein. All proceeds of Collateral shall be first applied to all costs and expenses of liquidating the Collateral, including attorney's fees and disbursements and then to payment (in such order as we may elect) of all Obligations,

                                                               Very truly yours,
                                                               Sterling Capital Funding TM

                                                               A Division of Sterling Factors Corporation
                                                               By /s/
                                                               BY /s/
    ACCEPTED AND AGREED TO:
    Capstone Industries, Inc.
    /s/ Howard Ullman, COO
Rev. 7-29-08 ((WD)

CERTIFICATE CORPORATE RESOLUTIONS¯-

I, Howard Ullman, do hereby certify that I am Secretary Capstone Industries, Inc., a Corporation organized under the laws of the State of Florida, and that a special  meeting of the Board of Directors of said corporation duly held at its office on  at which a quorum was present and acting throughout, the following resolutions were duly moved, seconded, and unanimously adopted:
RESOLVED: That at it is in the best interest of this corporation to enter into the agreement with STERLING CAPITAL FUNDING f a division of STERLING FACTORS CORPORATION, having an office 500 Seventh Avenue, New York, NY 10018,  referred as "Sterling", to be dated this day providing for: the sale, pledge, assignment, negotiation and guarantee to Sterling of accounts, notes, documents s, instruments, chattel paper and other forms of obligations; the pledge and assignment  of Inventory, goods and chattels now or hereafter owned by this corporation; the pledge of stock now or hereafter owned by this corporation; and such other and further  documentation as may be necessary to effectuate the financing arrangements contemplated between Sterling and this corporation; and it was further.
RESOLVED: That the President, Vice-President, Treasurer, Secretary or other officer of this corporation, or any one or more of them, be and the same are hereby authorized and empowered, on its behalf, to execute and deliver said agreements and any modifications thereof; and it was further.
RESOLVED: That any officer or  officers of this corporation and/or their nominees are hereby authorized and empowered, on Its behalf, to execute and deliver any and all schedules of assignments of accounts, transfer of instruments, sates, pledges, notes, financial, financing and other statements, and any and all further agreements, papers, documents and certificates, as may from time to time be required by said Sterling, upon any matters or transactions arising under said agreements or in connection with any further financial arrangements with this corporation; and it was further
RESOLVED: That all acts of the of this corporation and/ or their nominees and all agreements, modifications, transfers, assignments, certificates and statements, which they or any of them may do, execute or deliver in pursuance of said agreements and to facilitate transaction thereunder, and are hereby ratified and approved; and it was further
RESOLVED: That any officer, agent or nominee of Sterling is hereby authorized and empowered to endorse the name of this corporation to any and all checks, drafts and other Instruments or orders for the payment of money, payable to this corporation or its order, to deposit the same In any account or accounts of Sterling, with any BANK, BANKER OR TRUST COMPANY, and to deal with any and all such checks, drafts, and other instruments or orders for the payment of money and the proceeds thereof as the property of Sterling ; and it was further
RESOLVED: That any BANK. BANKER OR TRUST COMPANY be, and they hereby are, authorized and requested to receive for deposit to the credit of Sterling without further inquiry, all such checks, drafts and other orders or instruments for the payment or money, payable to this corporation or its order, and that said banks shall be under no liability to this corporation, with respect to the disposition which Sterling may or shall make of the same instruments or the proceeds thereof."
I further certify that the foregoing resolutions remain in force and have not been rescinded or modified.
I further certify that I am the custodian of and an) familiar with the books and records of said corporation and nothing contained in the Certificate of Incorporation, By-Laws or any other records prohibits the execution of the aforementioned  agreements by said corporation.

I further certify that the following are duty elected officers of this corporation:
President: Reid Goldstein

Treasurer: James G. McClinton

IN WITNESS WHEREOF, I haye hereunto set my hand as
Secretary of corporation, and affixed its corporate seal, by order of its Board of Directors,

This 8th day of September 2010
                                                                  /s/ Howard Ullman, Secretary (Seal)
Rev 52604